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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           CH2M Hill Companies, Ltd.
            (Exact name of registrant as specified in its charter)


               Oregon                                             93-0549963
(State of incorporation or organization)                        (IRS Employer
                                                             Identification No.)


        6060 South Willow Drive
      Greenwood Village, Colorado                                 80111-5142
(Address of principal executive offices)                          (Zip Code)

Registrant's Telephone Number, Including Area Code:           (303) 771-0900

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.   [X]

       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class            Name of each exchange on which
          to be so registered:           each class is to be registered:

                 None                                  None


       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.01 per share
                               (Title of Class)

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Item 1.  Description of Registrant's Securities to be  Registered.
         ---------------------------------------------------------

    General.
    ------- The following is a summary of the material provisions of CH2M HILL's Restated Articles of Incorporation and Restated Bylaws regarding CH2M HILL's capital stock. You may find more detailed information by reading the Restated Articles of Incorporation and the Restated Bylaws, copies of which are filed as exhibits to Registrant's Form S-1 Registration Statement filed with the Securities and Exchange Commission, effective September 7, 1999 (SEC File No. 333-74427), as amended (the "Form S-1 Registration Statement"). The Restated Articles of Incorporation and Restated Bylaws will take effect prior to the first trade date in the internal market if the Board of Directors determines to give effect to the internal market at the Board's November 1999 meeting. CH2M HILL is authorized to issue 150,000,000 shares of capital stock, of which 100,000,000 shares are common stock, par value $.01 per share, and 50,000,000 shares are Class A preferred stock, par value $.02 per share. As of July 31, 1999, 1,789,382 shares of common stock and 1,215,020 shares of Class A preferred stock were outstanding and held of record by approximately 1,000 key employees and the employee benefit plan trusts. As noted in the Prospectus Summary, the information in this prospectus has been adjusted to reflect the conversion of each outstanding share of Class A preferred stock into one share of common stock and a ten-for-one stock split of the common stock, which will occur prior to the first trade date in the year 2000, if the Board of Directors determines to give effect to the internal market at its November 1999 meeting. If the Class A preferred stock had been converted into common stock and the ten-for-one stock split had been completed on July 31, 1999, there would have been 30,044,020 shares of common stock and no Class A preferred stock outstanding on that date.

    Common Stock.
    ------------   Holders of common stock are entitled to one vote per share on all matters submitted to the shareholders of CH2M HILL. Each share of common stock is equal in respect of voting rights, liquidation rights and rights to dividends and to distributions. Shareholders of CH2M HILL do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of CH2M HILL, or any securities convertible into or exchangeable for such shares.

    Restrictions on Common Stock.
    ---------------------------- All the shares of common stock presently outstanding are, and all shares of common stock offered hereby will be, subject to restrictions set forth in the Restated Bylaws:

1. Right of Repurchase upon Termination of Employment or Affiliation. All shares of common stock are subject to CH2M HILL's right of repurchase upon the termination of the shareholder's employment or affiliation with CH2M HILL. Such right of repurchase will also be applicable to all shares of common stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans or pursuant to any option or other contractual right to acquire shares of common stock which was outstanding at the date of such termination of employment or affiliation. Such right of repurchase will not be applicable to shares of common stock held by an employee benefit plan or any other retirement or pension plan adopted by CH2M HILL or any of its subsidiaries which pursuant to applicable law or by its terms does not provide for CH2M HILL's right to repurchase shares issued thereunder upon termination of employment or affiliation. CH2M HILL's right of repurchase is exercised by mailing a written notice to such holder within 60 days

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following termination of employment or affiliation. If CH2M HILL repurchases the shares, the price will be the price per share:

 .   in effect on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of common stock which were outstanding at that date; or

 .   in effect on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of CH2M HILL's employee benefit plans.

CH2M HILL will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash or promissory notes. CH2M HILL and any holder of shares may agree to extend the time period of CH2M HILL's right to repurchase such holder's shares or to alter the payment terms.

2. Right of First Refusal. If a holder of common stock desires to sell any of his or her shares to a third party other than in the internal market, such holder must first give notice to the Secretary of CH2M HILL including:

 .    A signed statement indicating that such holder desires to sell his or her shares of common stock and that he or she has received a bona fide offer to purchase such shares

 .    A statement signed by the intended purchaser containing:

     (i)    the intended purchaser's full name, address and taxpayer
            identification number
     (ii)   the number of shares to be purchased
     (iii)  the price per share to be paid
     (iv    the other terms under which the purchase is intended to be made
     (v)    a representation that the offer, under the terms specified, is bona fide; and

 .    If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash

CH2M HILL then has the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event CH2M HILL does not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to CH2M HILL. If circumstances occur which would permit CH2M HILL to exercise its right of repurchase upon termination of employment or affiliation and its right of first refusal, then CH2M HILL may, in its sole discretion, elect which of these rights it will exercise.

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3.  Other Transfers.  Except for sales in the internal market or pursuant to the repurchase right or right of first refusal procedure described above, no holder of common stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of common stock without the prior written approval of CH2M HILL. Any attempt to do so without such prior approval will be null and void. If any transfer of CH2M HILL's shares is not a sale by an employee, director or consultant, or is by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant, CH2M HILL may condition its approval of such transfer upon the transferee's agreement to hold such shares subject to CH2M HILL's right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

4. Ownership Limit. The Restated Bylaws provide that no person may own more than 350,000 shares of common stock, excluding such person's beneficial interest in common stock held indirectly by an employee benefit trust.

Item 2.   Exhibits.
          --------

    Listed below are all exhibits filed as a part of this registration statement:

I.  1.   Specimen of the Certificate for Capital Stock representing the common shares with a par value of $.10 per share. The par value of $.01 per share indicated in this registration statement represents a future ten-for-one stock split as discussed in the Form S-1 Registration Statement.

    2. Constituent Instruments defining the rights of the holders of common stock:

         a. The Restated Articles of Incorporation filed as Exhibit 3.1 of the Form S-1 Registration Statement.

         b. The Restated Bylaws filed as Exhibit 3.2 of the Form S-1 Registration Statement.

II  1-6. Not Applicable

The above-referenced Exhibits 2(a) and 2(b) filed as exhibits to the Form S-1 Registration Statement are hereby incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act.

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                                  SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        CH2M Hill Companies, Ltd.



                                        By:  /s/ Samuel H. Iapalucci
                                           -------------------------------------
                                        Name:  Samuel H. Iapalucci
                                        Title: Senior Vice President, Chief
                                               Financial Officer and Secretary


Date:  September 7, 1999

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